Exhibit 14

ETHICS AND CONFLICT OF INTEREST POLICY

NORTHWAY FINANCIAL, INC.
AND SUBSIDIARIES

	TABLE OF CONTENTS

I.	INTRODUCTION	2

II.	CONFLICTS OF INTEREST	2

III.	CERTAIN CONFLICT OF INTEREST SITUATIONS	4

IV.	CONFIDENTIALITY	5

V.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS	6

VI.	ACCURACY OF RECORDS; QUALITY OF PUBLIC DISCLOSURES	6

VII.	ELECTRONIC COMMUNICATIONS, VOICE MAIL AND COMPUTER SYSTEMS	6

VIII.	INTERNET USAGE	7

IX.	COMPLIANCE PROCEDURES	7

X.	REVIEW	8

I.	Introduction

This policy is established to ensure that employees, directors, officers and agents of Northway Bank (the “Bank”) recognize the position of trust they occupy. It is intended to outline some examples of the types of behaviors and dealings by persons in a position of trust which can result in an abuse or undermining of that trust, and ultimately confidence, in the Bank.

This policy applies to the employees, directors, officers, and agents of the Bank (hereinafter “Bank officials”). It is in addition to other Bank policies and/or agreements and is not intended to reduce or limit other obligations that you may have to the Bank.

II.	Conflicts of Interest

A.
Bank officials are expected to conduct themselves in an honest, responsible and professional manner. It is also expected that they will remain free of influences and perceived influences that may result in a loss of objectivity regarding Bank business, including, but not limited to, its customers and suppliers. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with the Bank’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a director, officer or employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Bank’s best interests. Conflicts of interest may also occur when a director, officer or employee or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the director’s, officer’s or employee’s position with the Bank. Bank officials should exercise good judgment at all times and bring to the attention of the Audit and Compliance Committee of the Board of Directors any potentially compromising scenarios and disclose all possible conflicts.

B.
Bank officials are prohibited from self-dealing or otherwise trading on their positions with the Bank or accepting from one doing or seeking to do business with Bank a business opportunity not available to other persons or that is made available because of such officials' position with the Bank. Bank officials must disclose to the Audit and Compliance Committee of the Board of Directors all potential conflicts of interest, including those in which they have been inadvertently placed. Ethical requirements include, but are not limited to, the following:

(1)	Bank officials may not receive non-public information from another financial institution for the purpose of personal benefit or gain;

(2)	Bank officials may not borrow from customers or vendors, except from those normally engaging in lending as a primary business function under terms available to the general public;

(3)	Bank officials may not lend funds to customers or vendors when based on obvious family or personal relationship and it is clear that the relationship is the motivating factor;

(4)
Bank officials may not perform any type of transaction involving their own or immediate family member’s account. This includes not only financial transactions but inputting and maintaining account information, etc.

(5)
Bank officials may not purchase assets from the Bank, directly or indirectly, without an independent appraisal of the asset and approval of the Board of Directors or appropriate senior management officials;

(6)	Bank officials may not conduct personal business from the Bank or use Bank equipment, supplies, employees, etc. to conduct non-Bank business;

(7)	Bank officials may not recommend attorneys, accountants, insurance brokers or agents, stockbrokers, real estate agents and the like unless several names are given without favoritism;

(8)	Bank officials may not advise customers regarding the law, tax problems, tax return preparation, or investment decisions, unless required in the ordinary course of his/her duties;

(9)	Bank officials may not accept fees for speeches given or for articles written as a representative of the Bank;

(10)
Bank officials shall respond candidly to inquiries from outside independent auditors, internal auditors, or state and federal bank examiners, shall conceal no adverse data, and shall offer any information to assist in a proper evaluation;

(11)	Bank officials shall notify the Human Resources Manager immediately should they become involved in civil or criminal proceedings;

(12)	Bank officials may not receive any fee or other benefit from any borrower or loan applicant as an inducement to making the loan;

(13)	No Bank official may negotiate loans in his/her own behalf with himself/herself.

C.	In addition, as required under Bank Bribery Law at 18 U.S.C. § 215, any employee, officer, director, agent, or attorney of a bank is prohibited from:

(1)	Soliciting for themselves or for a third party (other than the Bank itself) anything of value from anyone in return for any business, service or confidential information of the Bank; and

(2)
Accepting anything of value (other than a bona fide salary, wages and fees referred to in 18 USC 215(c)) from anyone in connection with the business of the Bank, either before or after a transaction is discussed or consummated.

III.	Certain Conflict of Interest Situations

A.	Gifts, Gratuities & Entertainment

Solicitation or acceptance of gifts, gratuities, special favors and/or entertainment from prospective, current or former Bank customers, suppliers, and other persons or entities doing business with or seeking to do business with the Bank, or which could be viewed in any way as seeking to influence bank business is prohibited. The following specific transactions are exceptions to the above rule:

(a)	Acceptance of gifts, gratuities, amenities, or favors based on obvious family or personal relationships where it is clear that the relationship is the motivating factor;

(b)
Acceptance of meals, refreshments, entertainment, accommodations, or travel arrangements of a value of less than fifty dollars ($50.00) in the course of holding business discussions or fostering better business relations;

(c)	Acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities, except where prohibited by law;

(d)	Acceptance of advertising or promotional material of less than fifty dollars ($50.00) in value such as pens, pencils, note pads, key chains, calendars, and similar items;

(e)	Acceptance of discounts or rebates on merchandise or services that do not exceed in value those available to other customers;

(f)
Acceptance of gifts of reasonable value, excluding monetary gifts, that relate to commonly recognized events such as promotions, new jobs, weddings, retirements, holidays, or birthdays where the circumstances make clear the event motivates the gift giving and whose value does not exceed fifty dollars ($50.00);

(g)	Acceptance of civic, charitable, education, or religious awards recognizing service and or;

(h)	Other circumstances individually pre-approved in writing by the President after full written disclosure of all circumstances and compliance with applicable state and federal laws.

If a Bank official is offered or receives something of value from a customer or vendor beyond what is authorized above, then the Bank official must disclose that fact and all circumstances in writing to the Bank President. Any incident deemed to be a threat to the integrity of the Bank shall be reported promptly to the Audit and Compliance Committee of the Board of Directors.

B.	Outside Activities/Employment

A serious threat to the Bank occurs when its officials become involved in outside business interests or employment that gives rise to a conflict of interest.

Because of the confidential nature of bank business and the highly regulated nature of the banking industry, and the possibility for conflicts of interest, all Bank officials considering outside business interests or employment (any activity to supplement income) must have prior written approval from the Human Resources Manager. Failure to obtain written approval from the Human Resources Manager regarding outside employment may result in disciplinary action up to and including immediate discharge.

With regard to other activities, including, but not limited to, service on boards, community service, etc., Bank officials must notify their immediate supervisor, and in the case of Directors, the Chairperson of the Board, of their proposed outside employment and/or activities and obtain written approval to participate in such employment/activities.

Approval will not be unreasonably withheld. However, should approval be granted, it may be withdrawn at any time by a majority vote of the disinterested members of the Boards of Directors when it is determined that the outside activity/employment is interfering with the performance of duties and responsibilities to the Bank, or if it presents a real or perceived conflict of interest or is otherwise deemed inconsistent with the best interests of the Bank.

IV.	Confidentiality

Bank officials are in daily contact with and have access to or exposure to confidential and privileged information about bank business. It is imperative that such information be maintained confidentially and not be used, divulged or disclosed in a manner other than for legitimate bank purposes.

The protection of confidential business information is vital to the interests and the success of the Bank. Bank officials have access to confidential information, including but not limited to, compensation data, customer lists, personal and financial information, marketing strategies, pending projects and proposals and other proprietary and business information. Bank official access to such information is solely the result of their employment or relationship with the Bank and it is to be used only in a manner consistent with their duties. No Bank official may use, reproduce, disseminate or divulge any information contained in the records of the Bank to any other employee or non-employee, except as is necessary to perform his/her duties, with the prior written consent of the the Bank, or as otherwise required by law. This includes, but is not limited to the use, reproduction, dissemination and divulgence of information about the Bank official personally, which is not otherwise protected under state and/or federal law. Any use, reproduction, dissemination, disclosure or divulgence to the press or to a third party deemed to be a competitor will be in violation of this policy.

All information concerning customers must be kept confidential. Bank officials are not authorized to discuss or disclose information concerning a customer's account(s), financial condition, etc., except as is necessary to perform their bank duties or as otherwise required by law.

Even the appearance of inappropriate conduct can harm the reputation of the Bank as much as actual misconduct. If a Bank official questions the propriety of an action, then either the action should be avoided or it should be discussed with the Bank Chairman or the Human Resources Manager.

The Bank will maintain a copy of this policy statement in their official records. All new and existing Bank officials will be required to sign an acknowledgment indicating receipt of this policy statement and to any subsequent material changes thereto. The Bank will maintain written reports of any disclosure made by their Bank officials in connection with this policy.

V.	Compliance with Laws, Rules and Regulations

The Bank seeks to conduct its business in compliance with applicable laws, rules and regulations. No director, officer or employee shall engage in any unlawful activity in conducting the Bank’s businesses or in performing his or her day-to-day duties, nor shall any director, officer or employee instruct others to do so.

VI.	Accuracy of Records; Quality of Public Disclosures

The integrity, reliability and accuracy in all material respects of the Bank’s books, records and financial statements is fundamental to our continued success. No transaction may be entered into with the intent to document or record it in a deceptive or unlawful manner and no false or artificial documentation or book entry is to be made for any transaction. The Bank’s books and record must accurately record all funds, assets and transactions.

The Bank is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. The reports and documents that the Bank files with or submits to the Securities and Exchange Commission, and the earnings releases and similar public communications made by the Bank must include fair, timely and understandable disclosure. Officers and employees who are responsible for these filings and disclosures, including the Bank’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Bank’s senior management is primarily responsible for monitoring the Bank’s public disclosure.

VII.	Electronic Communications, Voice Mail and Computer Systems

The Bank maintains electronic communications systems such as e-mail, Internet, Intranet, Remote Access, faxes and on-line services and also provide voice mail and computer systems to support its businesses and its employees in the performance of their jobs. These services are to be used for business purposes only. The Bank reserves the right to limit or terminate an employee’s access to these systems at its discretion.

The use of the Bank’s electronic communication, voice mail and/or computer systems is not private. The Bank reserves the right to access, audit, read, review, monitor, use and disclose any and all information and messages on these systems whether passworded or not at any time for any reason and without notice, permission or other restrictions. Employees should be aware that even when data, a message and/or document, etc. is “erased” or “deleted” it may still be possible to retrieve it and therefore even erasure or deletion does not render data, message(s) or document(s) private.

The electronic communication, voice mail and computer system hardware and software, all data, messages and documentation composed, sent, received and generated on these systems are all the property of the Bank and can be read, retrieved and disclosed by the Bank at its discretion, whether or not the messages are otherwise protected by a password or code. Employees are prohibited from receiving, sending and/or downloading discriminatory, offensive or harassing messages or information. Employees are prohibited from accessing, reading or disclosing electronic communication, voice mail, and computer system messages or information not intended for their review and/or receipt. A violation of this policy may result in disciplinary action up to and including immediate termination from employment.

All software used on the Bank microcomputers (PCs) are the exclusive property of the Bank under appropriate licensing agreements, and as such, fall under all U.S. copyright laws. All officers and employees are charged with ensuring compliance with such agreements and laws, and further are prohibited from viewing, copying, reproducing, translating, transmitting, or reducing to any paper or electronic media, any programs or personal data files that reside on another employee’s PC, without the permission of the SVP/Senior Technology Officer.

VIII.	Internet Usage

The Bank has developed an Internet Access Policy. The policy has procedures for:

•	Obtaining access and usage of the Internet
•	Monitoring Internet Access and usage
•	Downloading software from the Internet
•	E-mail
•	Training
•	Consequences for failure to comply with policy guidelines
•	Internal monitoring and audit

IX.	Compliance Procedures

Monitoring Compliance and Disciplinary Action

The Bank’s management, under the supervision of its Board of Directors or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit and Compliance Committee of the Board of Directors, shall take reasonable steps from time to time to (i) monitor compliance with this policy, including the establishment of monitoring systems that are reasonably designed to investigate and detect conduct in violation of this policy, and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this policy.

Reporting of Concerns

All potential conflicts of interest or other potential violations of this policy (including those in which Bank officials have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates or competitors of the Bank must be reported to the Audit and Compliance Committee of the Board of Directors, and, in the case of directors, to the Chairman of the Bank’s Board. Employees may communicate their concerns to the Chairman of the Audit and Compliance Committee of the Board of Directors by notifying their immediate supervisor, the Human Resources Manager, other appropriate person. In the event individuals do not feel comfortable making their report internally, they may utilize the Bank’s outside confidential reporting service vendor, MySafeWorkplace. They can be contacted as follows:

MySafeWorkplace
1-800-650-7005
www.MySafeWorkplace.com
15000 West 6th Avenue, Suite 150
Golden, CO 80401

The Bank’s management shall periodically report to the Audit and Compliance Committee of the Board of Directors on these compliance efforts, including, without limitation, periodic reporting of alleged violations of this policy and the actions taken with respect to any such violation.

Bank officials reporting potential conflicts or other information under this policy will be required to complete a "Disclosure Form". A copy will be maintained in the Bank official's file with Human Resources.

Any concerns or questions with respect to accounting, internal accounting controls or auditing matters should be directed to the Audit and Compliance Committee of the Board of Directors, in accordance with the Bank’s Audit and Compliance Committee Complaint Procedures. Under these procedures, concerns may be reported to an appropriate person who can relay them to the Chairman of the Audit and Compliance Committee of the Board of Directors, such as a supervisor or member of the Human Resources Department,. Concerns may also be lodged confidentially by contacting the Bank’s confidential reporting service vendor, MySafeWorkplace, at 1-800-650-7005 or www.mysafeworkplace.com.

The Bank expressly forbids any retaliation against any Bank official who, acting in good faith, reports suspected misconduct. Any person(s) who participates in such retaliation is subject to disciplinary action, including termination.

X.	Review

The Bank will review this policy on an annual basis.

NORTHWAY BANK
AND SUBSIDIARIES

ETHICS AND CONFLICT OF INTEREST POLICY

ACKNOWLEDGMENT

I, _______________________, hereby acknowledge that I have received, read and understand the “Ethics and Conflict of Interest Policy” provided to me. I also acknowledge my responsibilities as an employee of the organization which is, at all times, to adhere to these policies. I understand a violation of this policy may result in disciplinary action up to and including immediate termination from employment.

Signature of Employee	Date